SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 6, 2008

URIGEN PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22987	94-3156660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Mahler Road, Suite 235, Burlingame, California	94010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 259-0239

(Former name or former address, if changed since last report)

Copies to:
Marc Ross, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.

On August 6, 2008, Urigen Pharmaceuticals, Inc. (the “Company”) entered into an Employment Agreement with William J. Garner, M.D., its Chief Executive Officer since July 2007 (the “Garner Agreement”). Pursuant to the terms of the Garner Agreement, Dr. Garner shall serve as President and Chief Executive Officer of the Company for a term of two years which shall be renewed for successive one-year terms unless terminated by either party upon written notice 30 days prior to the expiration of the term. The Garner Agreement provides for an annual base salary of $250,000 during the first year of the initial term of the Garner Agreement, and a bonus based upon the discretion of the Board of Directors.

In the event the Company terminates Dr. Garner for any reason other than for cause, death or disability or Dr. Garner terminates the Garner Agreement for good reason (as defined in the Garner Agreement), the Company shall (i) pay any accrued but unpaid compensation in a lump sum payment within thirty days and (ii) continue to pay the annual base salary and bonus for the greater of the remainder of the term or for a period of twelve months. However, if during the six months after a non-negotiated change of control (as defined in the Garner Agreement), either the Company or the Dr. Garner terminates the Garner Agreement for any reason or no reason or Dr. Garner is terminated at any time without cause (as defined in the Garner Agreement) or Dr. Garner terminates his employment for good reason (as defined in the Garner Agreement), the Company shall to Dr. Garner a lump sum in cash within thirty (30) days after the Date of Termination in an amount equal to twenty four (24) months of his annual base salary.

If Dr. Garner’s employment is terminated by the Company for cause or if Dr. Garner terminates his employment other than for good reason (as defined in the Garner Agreement), Dr. Garner shall receive the accrued but unpaid portion of his annual base salary and bonus, if any.

Under the terms of the Garner Agreement, Dr. Garner shall be entitled to customary benefits and expense reimbursements.

Dr. Garner also agreed to customary non-solicitation and non-competition provisions.

On August 6, 2008, the Company also entered into an Employment Agreement with Martin E. Shmagin, our Chief Financial Officer since July 2007 (the “Shmagin Agreement”). Pursuant to the terms of the Shmagin Agreement, Mr. Shmagin shall continue to serve as Chief Financial Officer of the Company for a term of two years which shall be renewed for successive one-year terms unless terminated by either party upon written notice 30 days prior to the expiration of the term. The Shmagin Agreement provides for an annual base salary of $225,000 during the first year of the initial term of the Shmagin Agreement, and a bonus based upon the discretion of the Board of Directors.

In the event the Company terminates Mr. Shmagin for any reason other than for cause, death or disability or Mr. Shmagin terminates the Shmagin Agreement for good reason (as defined in the Shmagin Agreement), the Company shall (i) pay any accrued but unpaid compensation in a lump sum payment within thirty days and (ii) continue to pay the annual base salary and bonus for the greater of the remainder of the term or for a period of twelve months. However, if during the six months after a non-negotiated change of control (as defined in the Shmagin Agreement), either the Company or the Mr. Shmagin terminates the Shmagin Agreement for any reason or no reason or Mr. Shmagin is terminated at any time without cause (as defined in the Shmagin Agreement) or Mr. Shmagin terminates his employment for good reason (as defined in the Shmagin Agreement), the Company shall to Mr. Shmagin a lump sum in cash within thirty (30) days after the Date of Termination in an amount equal to twenty four (24) months of his annual base salary.

If Mr. Shmagin’s employment is terminated by the Company for cause or if Mr. Shmagin terminates his employment other than for good reason (as defined in the Shmagin Agreement), Mr. Shmagin shall receive the accrued but unpaid portion of his annual base salary and bonus, if any.

Under the terms of the Shmagin Agreement, Mr. Shmagin shall be entitled to customary benefits and expense reimbursements.

Mr. Shmagin also agreed to customary non-solicitation and non-competition provisions.

Item 9.01                      Financial Statements and Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated as of August 6, 2008, by and between Urigen Pharmaceuticals, Inc. (the “Company”) and William J. Garner.
10.2	Employment Agreement, dated as of August 6, 2008, by and between the Company and Martin E. Shmagin.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Urigen Pharmaceuticals, Inc.

August 11, 2008	By:	/s/ William J. Garner
William J. Garner, MD
President and Chief Executive Officer

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